FOR IMMEDIATE RELEASE

COMPANY CONTACT:	MEDIA CONTACT:	INVESTOR CONTACT:
Carroll Wallace, CFO	Bill Marino	Charles Messman/Todd Kehrli
Exabyte Corp.	Trippe-Marino, Inc.	MKR Group, LLC
303-442-4333	303-988-5133	818-556-3700
cwallace@exabyte.com	bmarino@trippemarino.com	ir@mkr-group.com

EXABYTE ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Improved Gross Margin, Increasing Automation Revenue and Stronger Distribution Channel Hardware Revenue Keys to Quarterly Results

Boulder, Colo. – July 28, 2005 – Exabyte Corporation (OTCBB: EXBT), the leading innovator in tape backup, restore and archival systems, today announced financial results for the second quarter of 2005, ended June 30, 2005.

Total revenue for the second quarter was $23.8 million compared to $24.6 million for the previous quarter and $26.6 million for the second quarter of 2004. Loss from operations in the second quarter of 2005 totaled $889,000, versus $785,000 in the previous quarter and $1.1 million in the second quarter of 2004. Net loss for the second quarter of 2005, which included a provision for settlement of litigation of $1.1 million, was $2.2 million, as compared to a net loss of $931,000 in the prior quarter. Net loss for the second quarter of 2004, which included a gain on foreign currency translation of $1.1 million, was $456,000.

The decrease in revenue in the second quarter of 2005, as compared to the prior quarter and prior year, reflects the continuing decrease in revenue from Legacy products, which decreased $2.2 million, or 36%, both sequentially and year-over-year. Revenue from VXA hardware and media products increased 8% sequentially, but decreased 15% year-over-year. The sequential increase is primarily a result of increased shipments of the VXA PacketLoader automation product during the quarter. The year-over-year decrease reflects a significant decrease in VXA automation revenue, as the Company experienced strong initial demand for the VXA PacketLoader in the second quarter of 2004, the first full quarter after the introduction of the product. Increased shipments of LTO automation products offset a portion of the overall decrease in revenue, as LTO-related revenue increased 5% sequentially and 104% year-over-year. In particular, revenue from the new Magnum 1x7 LTO Autoloader increased 70% in the second quarter of 2005, as compared to the previous quarter.

Exabyte Q2-05 Earnings, page 2

Second Quarter Highlights:

•	Gross margin remained strong at 29.7%, consistent with the prior quarter and an increase over 2004 quarterly and annual results
•

Operating costs remained consistent sequentially and decreased year-over-year, in spite of increased engineering and research and development costs related to the development of new products to be released in 2005

•	Products developed and introduced to the market in the past three years contributed 69% of total revenue, reflecting the Company’s progress in transitioning to new product and technology platforms
•	Automation hardware revenue represented 40% of total revenue, an increase from 29% in the prior year-further confirmation of the Company’s strategy to focus on this expanding market segment
•	Revenue from OEM customers represented 21% of total revenue, and 35% of total hardware revenue, both decreases over the previous quarter and year
•	Hardware revenue from channel distribution customers increased 22% sequentially, lead by strong sales of VXA and LTO automation products
•	A non-operating provision for settlement of the D.I.C. Creditors’ Trust litigation in the amount of $1.1 million significantly increased net loss for the quarter

“While the decline in revenue from our Legacy products continues to hamper the Company’s efforts to increase total revenue, we are pleased with the market acceptance of our new products and technologies”, said Tom Ward, President and CEO of Exabyte. “The future success of the Company is dependant on a variety of factors, including our ability to continue to introduce new products that meet the real-time requirements of the market. We believe our VXA and LTO product lines are responsive to these needs.”

At June 30, 2005, the Company had negative working capital of $4.2 million, and had limited liquidity. Management continues to explore options that would provide additional capital for current operating needs and longer-term objectives. Since the Company has not yet achieved profitable operations, it is now necessary to raise additional capital to support current operations, including payments to vendors.

The Company will hold a conference call on Thursday morning, July 28 at 8:00 a.m. MDT to discuss second quarter financial results. Interested parties can join the call by dialing 866-578-5801, in the U.S. or 617-213-8058 internationally and entering the participant code 39566836. The call also will be webcast from the Company web site; for information, please visit http://www.exabyte.com/earnings. In addition, the call will be recorded and available on the Company’s web site after 5:00 p.m.

Exabyte Q2-05 Earnings, page 3

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) is the leading innovator and provider of tape storage products. For over 20 years, the company has been recognized for its innovative engineering approach and for consistently raising industry standards in technology, quality, and data reliability for tape drives and tape automation. The Company’s products back up and restore critical business information in a manner consistently ahead of its competitors in terms of storage capacity, reliability, and transfer speeds – all at competitive prices. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEMs, distributors, and resellers that share the company’s commitment to innovation and customer service, including IBM, Fujitsu Siemens, Apple, Imation, Toshiba, Logitec, Kontron, Tech Data, Ingram Micro, and CDW. For additional information, call 1-800-EXABYTE or visit www.exabyte.com.

The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of the business and product transitions and other such risks as noted in the Company’s 2004 Form 10-K and subsequent Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

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Exabyte Q2-05 Earnings, page 4

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Three Months Ended					
	June 30, 2004		March 31, 2005		June 30, 2005	
	$	%	$	%	$	%
Net revenue	$ 26,620	100.0	$ 24,623	100.0	$ 23,776	100.0
Cost of goods sold	19,173	72.0	17,455	70.9	16,708	70.3
Gross profit	7,447	28.0	7,168	29.1	7,068	29.7
Operating expenses:						
Selling, general and administrative	6,064	22.8	5,501	22.3	5,437	22.9
Engineering, research and development	2,513	9.4	2,452	10.0	2,520	10.6
Total operating expenses	8,577	32.2	7,953	32.3	7,957	33.5
Loss from operations	(1,130)	(4.2)	(785)	(3.2)	(889)	(3.7)
Other income (expense):						
Interest expense	(426)	(1.6)	(402)	(1.6)	(353)	(1.5)
Gain (loss) on foreign currency translation	1,091	4.1	295	1.2	198	0.8
Provision for litigation settlement	-	-	-	-	(1,125)	(4.7)
Other, net	9	-	(39)	(0.2)	(38)	(0.2)
Total other income (expense)	674	2.5	(146)	(0.6)	(1,318)	(5.5)
Net loss	$ (456)	(1.7)	$ (931)	(3.8)	$ (2,207)	(9.3)
Deemed dividend related to exchange of preferred stock	(4,225)	(15.9)	-	-	-	-
Net loss available to common shareholders	$ (4,681)	(17.6)	$ (931)	(3.8)	$ (2,207)	(9.3)
Basic and diluted loss per share	$ (0.04)		$ (0.01)		$ (0.02)	
Weighted average common shares used in the calculation of basic and diluted loss per share	105,926		112,254		114,380	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.

Exabyte Q2-05 Earnings, page 5

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Six Months Ended			
	June 30, 2004		June 30, 2005	
	$	%	$	%
Net revenue	$ 52,759	100.0	$ 48,398	100.0
Cost of goods sold	39,226	74.3	34,163	70.6
Gross profit	13,533	25.7	14,235	29.4
Operating expenses:				
Selling, general and administrative	12,133	23.0	10,938	22.6
Engineering, research and development	4,643	8.8	4,972	10.3
Total operating expenses	16,776	31.8	15,910	32.9
Loss from operations	(3,243)	(6.1)	(1,675)	(3.5)
Other income (expense):				
Interest expense:				
Stock-based	(88)	(0.2)	-	-
Other	(867)	(1.6)	(755)	(1.6)
Total interest expense	(955)	(1.8)	(755)	(1.6)
Gain (loss) on foreign currency translation	488	0.9	493	1.0
Provision for litigation settlement	-	-	(1,125)	(2.3)
Other, net	(56)	(0.1)	(76)	(0.2)
Total other income (expense)	(523)	(1.0)	(1,463)	(3.0)
Net loss	$ (3,766)	(7.1)	$ (3,138)	(6.5)
Deemed dividend related to exchange of preferred stock	(4,225)	(8.0)	-	-
Net loss available to common shareholders	$ (7,991)	(15.1)	$ (3,138)	(6.5)
Basic and diluted loss per share	$ (0.08)		$ (0.03)	
Weighted average common shares used in the calculation of basic and diluted loss per share	101,103		113,317	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.

Exabyte Q2-05 Earnings, page 6

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	December 31, 2004	(Unaudited) March 31, 2005	(Unaudited) June 30, 2005
Current assets:			
Cash and cash equivalents	$ 444	$ 563	$ 342
Accounts receivable, net	13,929	14,143	12,856
Inventory, net	12,398	12,262	11,603
Other	2,322	2,002	1,837
Total current assets	29,093	28,970	26,638
Equipment and leasehold improvements, net	2,601	2,676	2,853
Goodwill	7,428	7,428	7,428
Other non-current assets	857	798	718
	$ 39,979	$ 39,872	$ 37,637

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31, 2004	March 31, 2005	June 30, 2005
Current liabilities:			
Accounts payable	$ 7,766	$ 7,809	$ 6,503
Accrued liabilities	5,017	4,506	5,984
Current portion of deferred revenue	3,460	3,425	3,409
Line of credit - Bank	6,173	8,764	9,705
Current portion of notes payable - suppliers	3,201	4,072	4,835
Current portion of other non-current liabilities	488	471	407
Total current liabilities	26,105	29,047	30,843
Notes payable, less current portion:			
Suppliers	6,210	4,431	3,091
Others	2,973	2,979	2,987
	9,183	7,410	6,078
Deferred revenue, less current portion	15,025	14,598	14,168
Accrued warranty, less current portion	845	968	1,042
Other liabilities, less current portion	573	493	300
Stockholders' deficit	(11,752)	(12,644)	(14,794)
	$ 39,979	$ 39,872	$ 37,637